Exhibit 99.2

News Release

Media contact:
Dave Thompson, 678 579 5298
dave.thompson@mirant.com

Investor Relations contact:
Cameron Bready, 678 579 7742
cameron.bready@mirant.com

Stockholder inquiries:
678 579 7777

November 16, 2005

Thomas W. Cason Named to Mirant’s
Proposed Board of Directors

ATLANTA– Mirant (Pink Sheets: MIRKQ) today announced that Thomas W. Cason has been named to join the company’s proposed nine-member board of directors, pursuant to its Plan of Reorganization.  Appointments for all board members become effective upon the company’s emergence from Chapter 11 bankruptcy protection.

Cason, 62, has more than 30 years of corporate auditing and finance experience. He has served as chief financial officer at Baker Hughes Incorporated, a worldwide leader in energy services, and as interim president and chief operating officer at Key Tronic Incorporated, a leading supplier of computer technology.  Cason also held a number of auditing positions during his seven-year career with Arthur Young & Company.

Cason also has extensive experience serving on corporate boards of directors, including those of Global SantaFe Corporation, where he chairs the company’s audit committee; Global Marine, Inc.; Key Tronic, Inc.; and Purolator Products Company.

Cason graduated with a B.S. in accounting from Louisiana State University and served in the United States Marine Corps from 1961-1966.  He is married with four children.

Cason satisfies the New York Stock Exchange definition of an independent director and has no direct affiliation with any members of Mirant’s bankruptcy committees.  One additional member will be named to Mirant’s board, in accordance with the Plan.

- more -

Mirant is a competitive energy company that produces and sells electricity in North America, the Caribbean, and the Philippines. Mirant owns or leases more than 18,000 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

#                                         #                                         #